Exhibit 15.1

Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the registration statements on Form F-3 of Rio Tinto plc (No. 333-238553), Rio Tinto Limited (No. 333-238553-01), Rio Tinto Finance (USA) Inc. (No. 333-238553-02), Rio Tinto Finance (USA) plc (No. 333-238553-03), and Rio Tinto Finance (USA) Limited (No. 333-238553-04) and in the registration statements on Form S-8 of Rio Tinto plc (Nos. 333-184397 and 333-224907), and Rio Tinto Limited (Nos. 333-224907-01) of our report dated 24 February 2023 with respect to the consolidated financial statements of the Rio Tinto Group (comprising Rio Tinto plc and Rio Tinto Limited, together with their subsidiaries) and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG

London, United Kingdom	Perth, Australia
24 February 2023	24 February 2023
KPMG, an Australian partnership and KPMG LLP, a UK limited liability partnership, are member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Australia’s liability limited by a scheme approved under Professional Standards Legislation.